Exhibit 99.1

PocketFinder 2.0 GPS Locator Devices Go Mobile
With New Free Apps for iPhone, iPad, iPod Touch

IRVINE, Calif., Oct. 6, 2011—Location Based Technologies®, Inc. (OTCBB: LBAS) today announced that mobile users can now download the company’s iOS 5-compatible PocketFinder® Personal GPS Locators and GPS Vehicle Locator apps for iPhone™, iPad® and iPod® touch free from Apple’s App Store at. http://itunes.apple.com/us/app/pocketfinder-2/id468281892?mt=8.

The new PocketFinder App offers virtually the same functionality as the company’s web-based GPS location system. Users are presented with a world map and, using gestures, they can zoom in down to the street level to pinpoint loved ones or vehicles with a typical location accuracy of 10 feet. Each PocketFinder Personal GPS Locator and Vehicle Locator receives over the air updates. As new features become available, the device is automatically updated.

The company’s mobile App release complements the October 3, 2011 announcement that PocketFinder Personal and Vehicle GPS locators will be available for purchase this month exclusively from all Apple Retail Stores® and the Online Apple Store® (NASDAQ: AAPL ).

“In our highly mobile society, this App for our PocketFinder devices delivers an easy solution that helps you use technology to stay connected to what you value most—children, pets, vehicles and assets—at any time and from almost anywhere,” explained Dave Morse, CEO of Location Based Technologies. “With our new mobile Apps for iPhone, iPod touch and iPad, we’ve made keeping in touch with loved ones as simple as touching a few keys.”

The mobile PocketFinder GPS mapping application pinpoints the location of all selected PocketFinder Personal and Vehicle Locators.  Users can customize the map application by establishing zones that automatically send alerts if a loved one enters or leaves a zone on foot or in a vehicle. In addition, speed alerts can be set that notify users if a vehicle exceeds set speed limits. Alerts are sent instantly via email, SMS text, and push notification.

PocketFinder’s GPS locator fits easily in a pocket, purse or backpack and provides real-time information that allows users to locate the devices online at any time from almost anywhere. The portable GPS Personal Locators are especially useful in locating children and elderly seniors who might get lost. The devices are as easy to recharge as a cell phone.

PocketFinder’s GPS Vehicle Locator attaches to automobiles, recreational vehicles, motorcycles, boats, snowmobiles, jet skis—virtually any powered vehicle. It allows users to pinpoint the location of the vehicles as well as their speeds—capabilities especially welcomed by parents of teenage drivers. The compact GPS Vehicle Locator can also help authorities to quickly find a lost or stolen vehicle.

About Location Based Technologies
A publicly traded company, Location Based Technologies (OTCBB: LBAS) designs and develops PocketFinder personal GPS locator devices for a highly mobile society. PocketFinder devices provide an easy solution to help people use technology to stay connected to what they value most—loved ones, pets, vehicles and assets—at any time from almost anywhere. PocketFinder products include the GPS Vehicle Locator, Personal GPS Locator and GPS Pet Locator. Visit www.pocketfinder.com or click on the following link to learn more about PocketFinder GPS locator devices.

Connect with PocketFinder on Facebook: http://www.facebook.com/PocketFinder or follow on Twitter at https://twitter.com/#!/PocketFinderGPS.

PocketFinder and Location Based Technologies, Inc. are trademarks of Location Based Technologies, Inc. registered in the U.S. and other countries.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

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